As filed with the Securities and Exchange Commission on November 21, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

M & F Worldwide Corp.
(Exact name of Registrant as specified in its charter)

Delaware	02-0423416
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

35 East 62nd Street
New York, New York 10065
(Address, including zip code, of Registrant’s principal executive offices)

M & F Worldwide Corp. Outside Directors Deferred Compensation Plan
(Full title of the plan)

Barry F. Schwartz
President and Chief Executive Officer
M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10065
(212) 572-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Lawrence G. Wee, Esq.	Steven L. Fasman, Esq.
Paul, Weiss, Rifkind, Wharton &	Senior Vice President, Chief Legal
Garrison LLP	Officer and Chief Compliance Officer
1285 Avenue of the Americas	M & F Worldwide Corp.
New York, New York 10019–6064	35 East 62nd Street
(212) 373-3000	New York, New York 10065
(212) 572-8600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
		Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Amount to be Registered (1)	Unit	Price	Fee
Common stock, par value $0.01 per share	500,000(2) shares	$15.20(3)	$7,600,000(3)	$299
Deferred Compensation Plan Obligations (4)	$10,000,000	100%	$10,000,000(5)	$393
Total			$17,600,000	$692

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Consists of 500,000 shares of common stock reserved for issuance upon exercise of deferred stock units granted, or in respect of awards to be granted, under the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan.

(3)	Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of M & F Worldwide Corp.’s common stock reported by the New York Stock Exchange on November 18, 2008.

(4)	The Deferred Compensation Plan Obligations are unsecured obligations of M & F Worldwide Corp. to pay deferred compensation in the future in accordance with the terms of the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan.

(5)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purposes of determining the registration fee.

EXPLANATORY NOTE
     M & F Worldwide Corp. (“we,” “us,” or “our”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register (1) 500,000 shares of its common stock, par value $0.01 per share, which we refer to as the common stock, that are reserved for issuance upon exercise of deferred stock units granted, or in respect of awards to be granted, under the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan, which we refer to as the Plan, and (2) the issuance of $10,000,000 of Obligations (as defined below) to be issued under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Company Information and Employee Plan Annual Information.
     We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, Attention: Chief Legal Officer; Telephone number (212) 572-8600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by us are incorporated by reference in this Registration Statement:
1.	Our Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2007;

2.	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

3.	Our Current Reports on Form 8-K filed with the Commission since December 31, 2007;

4.	The portions of our Definitive Proxy Statement dated April 28, 2008 that are deemed incorporated by reference in the Form 10-K; and

5.	The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 19, 1995, and any amendment or report filed for the purpose of updating any such description.
     In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.
Item 4. Description of Securities
     Under the Plan, non-employee directors will be eligible to receive a portion of their fees in the form of deferred compensation and elect to defer all or a portion of their remaining director fees. Our obligations with respect to such deferred compensation under the Plan (the “Obligations”) will be unsecured general obligations to pay such compensation (or the relevant share amounts) in the future in accordance with the terms of the Plan, and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding. Because we are a holding company, our right, and hence the right of our creditors (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including trade creditors) and holders of preferred stock of the subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized. Accordingly, our obligations under the Plan may be deemed to be effectively subordinated to such claims. In addition, dividends, loans and advances from certain subsidiaries to us are restricted by the outstanding debt agreements of a number of our subsidiaries.

     The amount of compensation to be received by each non-employee director will be determined in accordance with the Plan as follows:
•	Each non-employee director will receive, as part of his or her annual compensation, a yearly director fee of $50,000 or such other amount as determined by the Board, granted in the form of deferred stock units (the value of which is based on the closing price of our common stock on the day before the date of grant). The deferred stock units to be granted with respect to this $50,000 fee amount will entitle the non-employee director to receive the settlement amount in respect of the deferred stock units 60 days after separation from service.

•	With respect to all other non-employee director fees, the non-employee director may elect to either receive such fees in cash or receive 50% or 100% of such fees in the form of deferred stock units (the value of which are based on the closing price of our common stock on the date of grant). At the time the non-employee director elects to receive fees in the form of deferred stock units, the director may elect whether to receive the settlement amount either 60 days after separation from service or at a fixed date chosen by the director.
The settlement amount for each deferred stock unit will be either one share of common stock for each deferred stock unit or an amount of cash equal to the then market value of one share of common stock (based on the closing price on the day before the date of payment). A non-employee director is required to make the election to receive cash or stock in respect of his or her deferred stock units before the beginning of the year in respect of which the deferred stock units are granted.
     A non-employee director’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.
     The Obligations are not subject to redemption, in whole or in part, prior to the specified payment dates, at our option or through operation of a mandatory or optional sinking fund or analogous provision. Nevertheless, we reserve the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the non-employee director to the balance of his or her deferred account as of the date of such amendment or termination.
     The Obligations are not convertible into another security of ours (except as payable in the form of a lump sum of our common stock in accordance with the Plan). The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on our part. No trustee has been appointed having the authority to take action with respect to the Obligations and each non-employee director will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.
     Our restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify and hold harmless, to the fullest extent permitted Section 145 of the DGCL, as amended from time to time, any person who was or is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification rights granted under our restated certificate of incorporation and amended and restated by-laws shall not be deemed exclusive of any other rights to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be our director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.
     Our restated certificate of incorporation limits our directors’ personal liability to us or our stockholders for monetary damages for breach of fiduciary duties as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.
     The foregoing statements are subject to the detailed provisions of the DGCL, our restated certificate of incorporation and our amended and restated by-laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
     We maintain directors’ and officers’ liability insurance for our officers and directors.
Item 7. Exemption from Registration Claimed
     Not Applicable.
Item 8. Exhibits

Exhibits
4.1	Restated Certificate of Incorporation of M & F Worldwide Corp. (incorporated by reference to Exhibit 3.1 to M & F Worldwide Corp.’s Current Report on Form 8-K dated April 30, 1996).

4.2	Certificate of Designations, Powers, Preferences and Rights of Series B Non-Cumulative Perpetual Participating Preferred Stock of M & F Worldwide Corp. (incorporated by reference to Exhibit 4.2 to M & F Worldwide Corp.’s Form 8-K dated April 20, 2001).

4.3	Amended and Restated By-laws of M & F Worldwide Corp. (incorporated by reference to Exhibit 3.1 to M & F Worldwide Corp.’s Current Report on Form 8-K dated December 27, 2007).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

99.1	M & F Worldwide Corp. Outside Directors Deferred Compensation Plan.

Item 9. Undertakings
              The undersigned registrant hereby undertakes:
(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, November 21, 2008.

M & F WORLDWIDE CORP.
By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Barry F. Schwartz, Paul G. Savas and Alison M. Horowitz, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 21, 2008, by the following persons in the capacities indicated.

Signature	Title

/s/ Barry F. Schwartz Barry F. Schwartz	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul G. Savas Paul G. Savas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alison M. Horowitz Alison M. Horowitz	Vice President, Treasurer and Controller (Principal Accounting Officer)

/s/ Ronald O. Perelman Ronald O. Perelman	Director

/s/ Philip E. Beekman Philip E. Beekman	Director

/s/ William C. Bevins William C. Bevins	Director

/s/ Martha L. Byorum Martha L. Byorum	Director

/s/ Charles T. Dawson Charles T. Dawson	Director

/s/ Viet D. Dinh Viet D. Dinh	Director

/s/ Theo W. Folz Theo W. Folz	Director

/s/ John M. Keane John M. Keane	Director

Signature	Title

/s/ Paul M. Meister Paul M. Meister	Director

/s/ Bruce Slovin Bruce Slovin	Director

Stephen G. Taub	Director

/s/ Carl B. Webb Carl B. Webb	Director

INDEX TO EXHIBITS
4.1	Restated Certificate of Incorporation of M & F Worldwide Corp. (incorporated by reference to Exhibit 3.1 to M & F Worldwide Corp.’s Current Report on Form 8-K dated April 30, 1996).

4.2	Certificate of Designations, Powers, Preferences and Rights of Series B Non-Cumulative Perpetual Participating Preferred Stock of M & F Worldwide Corp. (incorporated by reference to Exhibit 4.2 to M & F Worldwide Corp.’s Form 8-K dated April 20, 2001).

4.3	Amended and Restated By-laws of M & F Worldwide Corp. (incorporated by reference to Exhibit 3.1 to M & F Worldwide Corp.’s Current Report on Form 8-K dated December 27, 2007).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages hereto).

99.1	M & F Worldwide Corp. Outside Directors Deferred Compensation Plan.